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[MITOKOR LETTERHEAD]                                               Exhibit 10.12


March 15, 2001


Mr. Ron Deane
5205 Fiore Terrace #B-214
San Diego, CA 92122


Dear Ron,

I am very pleased that you have accepted our offer to join MitoKor on a regular, full time basis in the position of Chief Business Officer reporting directly to me. Your contributions as an advisor to MitoKor over the past several months have been very beneficial and I look forward to working with you in this new capacity.

This letter will outline your employment arrangement with MitoKor for the next nine to twelve months. At the end of that period, we will mutually determine whether an extension of your time with MitoKor is appropriate. Your hire date will be March 1, 2001. Further details of this offer are as follows:

Base Salary:          You will be paid an annualized rate of $175,000 USD, in
                      accordance with MitoKor's standard payroll cycle, which is currently semi-monthly.

Performance Bonus:    In addition to your base salary, you will be eligible to
                      participate in the discretionary MitoKor Executive Bonus
                      Plan. Under this plan you will be eligible for a cash bonus of up to 30% of your base salary, based upon the achievement of corporate and individual milestones. This bonus is typically calculated and paid after the end of each calendar year and is subject to the approval of MitoKor's Board of Directors.

Stock Options:        You have recently been granted an additional 20,000
                      MitoKor stock options in anticipation of your acceptance of this offer of employment. This new grant gives you a total of 40,000 stock options. These stock option grants have been approved by the MitoKor Board of Directors and are subject to the vesting schedule and terms and conditions outlined in the MitoKor Employee Stock Option
                      Plan ("the Plan"). You will be asked to sign a formal grant letter, which will be issued to you shortly.

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Mr. Ron Deane
March 15, 2001
Page 2


Benefits:             As an employee of MitoKor you will be eligible for
                      comprehensive health insurance benefits for yourself and your eligible dependents, effective on April 1, 2001. In addition, you will be eligible for other basic group benefits effective on your hire date. These basic benefits include dental insurance and vision care insurance. You will also be eligible for term life insurance and long-term and short-term disability insurance, effective on your hire date.

                      You will not be charged for your insurance coverage, however, if you choose to cover your dependents, you will be asked to contribute a portion of the cost of their coverage. The cost of dependent coverage will vary based upon the number of dependents covered and plan selection. Any premiums you pay, however, will be paid pre-tax. Full details of group benefits will be provided once you are on board.

                      Additional benefits for which you will be eligible include: accrued Paid Time Off equal to twenty days per year; ten paid holidays per calendar year; and participation in the MitoKor Flexible Spending Plan which allows you to defer some of your earnings pre-tax, into a spending account to be used for payment of non-reimbursed medical and/or child care expenses.

Travel to Australia:  I anticipate that you will occasionally travel to
                      Australia on MitoKor or Mimotopes business. As always, the Company will pay your business travel expenses. I also anticipate that Marcia will travel to Australia on occasion. If this is the case, MitoKor will provide Marcia with one coach class, round trip ticket per quarter. At the end of your assignment with MitoKor, both you and Marcia will be provided airline tickets for your return trip to Australia. Reservations for all travel should be made as far in advance as possible in order to obtain the best airfare.

Housing and
Relocation:           MitoKor will continue to pay the rent on your current
                      apartment until April 30, 2001. In order to avoid the disruption caused by moving to another location, you will remain in the same apartment, however, as of May 1, 2001 you will be responsible for payment of rent in the amount of $2,250.00 per month. This payment will be made directly to MitoKor on the first day of each month and will continue through the earlier of your return to Australia or February 28, 2002. In addition although your apartment is fully furnished, there may be some personal items that you would like to have moved from Australia. MitoKor will cover the expenses incurred in


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Mr. Ron Deane
March 15, 2001
Page 3


                      such a move both to the United States, and back to Australia at the end of your assignment. In order to assist you in this transition to the San Diego area, MitoKor will provide assistance through a company called Relocation Coordinates.

                      Through Relocation Coordinates, your assigned relocation counselor will provide you and Marcia with an orientation to the San Diego area, assistance in searching for an apartment, and assistance in obtaining a social security card and driver's license. They will also coordinate the move of your personal items from Australia to San Diego.

Automobile:           MitoKor will continue to make lease payments on the
                      automobile you are currently driving through April 30, 2001. As of May 1, 2001, you will be responsible for payment of all automobile expenses.


MitoKor is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the CEO has the authority to alter this employment relationship, either verbally or in writing and the CEO can only alter this relationship in writing, signed by you and the CEO.

As an employee of MitoKor, you will be required to sign MitoKor's Employee Agreement Regarding Confidentiality and Inventions ("Agreement"). If you accept this offer, the terms described in this letter and in the aforementioned Agreement shall be the terms of your employment, provided, however, that your duties are performed in accordance with all standards and policies adopted by the company. Your duties may change from time to time upon reasonable notice, depending upon the needs of the company and your skills. This letter supersedes any prior agreements, representations or promises of any kind, express or implied, concerning your employment and it constitutes the full and complete agreement between you and the Company.

Ron, we are very pleased to have you on the MitoKor team. We are confident that you have much to contribute to the success of MitoKor. The strength of our technology, the quality and experience of our personnel and your presence will facilitate this success.


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Mr. Ron Deane
March 15, 2001
Page 4



If the terms described herein are acceptable to you, please acknowledge your acceptance by signing below on both copies and return one original to me. Please keep one copy for your records.


Sincerely,

/s/ Walter H. Moos

Walter H. Moos, Ph.D.
Chairman and CEO



Accepted:

/s/ Ron Deane                                  03/15/01
------------------------              ------------------------------
Ron Deane                             Date